Exhibit 15.3

April 26, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Seanergy Maritime Holdings Corp. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F(a) of Form 20-F as part of the Annual Report on Form 20-F of Seanergy Maritime Holdings Corp. dated April 26, 2013.  We agree with the statements concerning our Firm in such Form 20-F.

Very truly yours,

/s/ PricewaterhouseCoopers S.A.
PricewaterhouseCoopers S.A.